                                                                    EXHIBIT 12.1

                            SLM HOLDING CORPORATION

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                             (DOLLARS IN THOUSANDS)


                                                                                                    SIX MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                       JUNE 30,
                                           -----------------------------------------------------  --------------------
                                             1994       1995       1996       1997       1998       1998       1999
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pre-tax income from continuing operations
  before adjustment for minority
  interests in consolidated
  subsidiaries...........................  $ 591,095  $ 504,897  $ 600,327  $ 759,748  $ 750,131  $ 424,812  $ 355,285
    Add: Fixed charges...................  2,158,947  3,039,522  2,600,048  2,544,584  1,948,995  1,046,074    954,888
    Less: Other adjustments..............         --     (2,421)      (711)        --         --         --         --
    Less: Preferred dividends............    (16,452)   (16,452)   (16,452)   (18,428)   (23,998)   (11,994)   (11,654)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total earnings.........................  $2,733,590 $3,525,546 $3,183,212 $3,285,904 $2,675,128 $1,458,892 $1,298,519
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed charges
    Interest expenses....................  $2,142,495 $3,020,649 $2,582,885 $2,526,156 $1,924,997 $1,034,080 $ 943,234
    Preferred dividends..................     16,452     16,452     16,452     18,428     23,998     11,994     11,654
    Other adjustments....................         --      2,421        711         --         --         --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total fixed charges......................  $2,158,947 $3,039,522 $2,600,048 $2,544,584 $1,948,995 $1,046,074 $ 954,888
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges and
  preferred stock dividends..............       1.27       1.16       1.22       1.29       1.37       1.39       1.36
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges.......       1.27       1.16       1.23       1.29       1.38       1.40       1.36
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------


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For purposes of the "earnings" computation, "other adjustments" includes capitalized interest cost.

For purposes of the "fixed charges" computation, "other adjustments" includes capitalized interest cost.